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                     DEAN WITTER VARIABLE INVESTMENT SERIES

                     INSTRUMENT ESTABLISHING AND DESIGNATING
                           ADDITIONAL SERIES OF SHARES

WHEREAS, Dean Witter Variable Investment Series (the "Trust") was established by the Declaration of Trust dated February 24, 1983, as amended from time to time (the"Declaration"), under the laws of the Commonwealth of Massachusetts; and

WHEREAS, Section 6.9 (h) of the Declaration provides that the establishment and designation of any additional Series of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of such Series, or as otherwise provided in such instrument which instrument shall have the status of an amendment to the Declaration, and the Trustees of the Trust have deemed it advisable to establish two additional Series of Shares.

NOW, THEREFORE, pursuant to Section 6.9 (h) of the Declaration, there are hereby established and designated two additional Series of Shares, to be known as the Income Builder Portfolio and the Capital Appreciation Portfolio, which shall be subject to the same relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as provided in the Declaration with respect to the initial Series of Shares established in Section 6.1 of the Declaration.
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This instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 15th day of October, 1996.


    /s/  Michael Bozic                         /s/  Manuel H. Johnson
 --------------------------------           --------------------------------
 Michael Bozic, as Trustee                  Manuel H. Johnson, as Trustee
   and not individually                       and not individually
 c/o Levitz Furniture Corporation           c/o Johnson Smick International Inc.
 6111 Broken Sound Parkway, N.W.            1133 Connecticut Avenue, N.W.
 Boca Raton, Florida                        Washington, DC



    /s/  Charles A. Fiumefreddo               /s/  Michael E. Nugent
 --------------------------------           --------------------------------
 Charles A. Fiumefreddo, as Trustee         Michael E. Nugent, as Trustee
   and not individually                       and not individually
 Two World Trade Center                     c/o Triumph Capital, L.P.
 New York, New York                         237 Park Avenue
                                            New York, New York


    /s/  Edwin J. Garn                         /s/  Philip J. Purcell
 --------------------------------           --------------------------------
 Edwin J. Garn, as Trustee                  Philip J. Purcell, as Trustee
   and not individually                       and not individually
 c/o Hunstman Chemical Corporation          Two World Trade Center
 500 Huntsman Way                           New York, New York
 Salt Lake City, Utah


    /s/  John R. Haire                         /s/  John L. Schroeder
 --------------------------------           --------------------------------
 John R. Haire, as Trustee                  John L. Schroeder, as Trustee
   and not individually                       and not individually
 Two World Trade Center                     c/o Gordon Altman Butowsky
 New York, New York                           Weitzen Shalov & Wein
                                            Counsel to the Independent Trustees
                                            114 West 47th Street
                                            New York, New York